JASPER, INDIANA, MAY 1, 2003	GERMAN AMERICAN BANCORP ANNOUNCES FIRST QUARTER EARNINGS AND DECLARES QUARTERLY CASH DIVIDEND.

German American Bancorp has reported Net Income for the three months ended March 31, 2003 of $2,438,000 or $0.21 per share, representing approximately a 9% increase from the $2,229,000 or $.19 per share reported in the fourth quarter of 2002 and a 3% decrease from the $2,518,000 or $0.22 per share reported during the same quarter last year.

The decline in net income from last year’s first quarter results is attributable principally to a decline in net interest income, increased expense relating to the impairment of the value of the Company’s mortgage servicing rights caused by increased refinancings attributable to the historic low level of interest rates, and increased occupancy, furniture, equipment, and advertising expenses. These factors were offset in part by increased gains on sale of loans related to mortgage refinance activity and a $316,000 negative provision for loan losses in the Company’s mortgage banking segment that was recorded principally in recognition of an unanticipated settlement of claims during the first quarter of 2003 relating to a block of previously charged-off mortgage loans. As a result of this negative provision in the mortgage banking segment, the Company recorded a consolidated negative provision for loan losses of $36,000 during the first quarter of 2003, which was a $284,000 difference compared to the consolidated provision for loan losses during the first quarter of 2002 of $248,000.

The Company’s net interest margin was slightly improved during the first quarter of 2003 compared to the first quarter of 2002. The decline in net interest income was caused by a lower volume of loans during the first quarter of 2003, due principally to the reduction in the level of residential mortgage loans held by the Company as a result of the refinance activity caused by the historic low level of interest rates. Partially offsetting the decline in residential mortgage loans was a sizeable increase in the Company’s commercial loan portfolio.

In commenting on the Company’s first quarter results, Mark A. Schroeder, President and Chief Executive Officer of the Company, said, “We are very pleased to be able to report solid earnings during the first quarter in a period that has proven to be a very difficult economic environment for the financial services industry in general. While many other companies within our industry are experiencing serious declines in the level of their loan quality, we have been able to maintain and improve the level of our non-performing loans. Having said that, we will remain diligent in our monitoring of our loan portfolio given the continued general economic weakness. We continue to believe a fundamental contributor to the strength of our operations is the inherent value of German American’s customer-focused, community-based business model.”

The Company also announced that its Board of Directors has declared the regular first quarter cash dividend of $0.14 per share. The dividend will be paid on or before May 20, 2003 to shareholders of record as of May 10, 2003.

German American Bancorp is a financial services holding company based in Jasper, Indiana. The Company’s Common Stock is traded on NASDAQ’s National Market System under the symbol GABC. The Company operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, Spencer and a business lending center in Evansville, Indiana. The Company also operates German American Financial Advisors and Trust Company, a trust, brokerage and financial planning subsidiary operating from the banking offices of the bank subsidiaries and The Doty Agency, Inc., a full-line property and casualty insurance subsidiary with four independent insurance offices throughout its market area. The Company’s lines of business include retail and commercial banking, mortgage banking, comprehensive financial planning, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products.

GERMAN AMERICAN BANCORP
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

                                                                        March 31,
                                                                2003                 2002

ASSETS
     Cash and Due from Banks.........................       $     29,088        $     22,545
     Short-term Investments..........................             27,661              55,100
     Investment Securities...........................            233,697             227,200

     Loans Held-for-Sale.............................              9,418               6,013

     Loans, Net of Unearned Income ..................            598,706             637,563
     Allowance for Loan Losses.......................             (8,428)             (8,307)
                                                            ------------        ------------
        Net Loans ...................................            590,278             629,256

     Premises and Equipment..........................             22,419              20,271
     Other Assets....................................             25,706              26,657
                                                            ------------        ------------
     TOTAL ASSETS....................................       $    938,267        $    987,042
                                                            ============        ============

LIABILITIES
     Non-interest-bearing Demand Deposits............       $    100,685        $     93,976
     Interest-bearing Demand, Savings, and
        Money Market Accounts........................            244,332             240,340
     Time Deposits ‹ $100,000........................            301,545             324,844
     Time Deposits $100,000 or more and
         Brokered Deposits...........................             57,369              51,429
                                                            ------------        ------------
        Total Deposits ..............................            703,931             710,589

     Borrowings......................................            138,339             165,201
     Other Liabilities...............................             12,494              10,015
                                                            ------------        ------------
    TOTAL LIABILITIES................................            854,764             885,805
                                                            ------------        ------------

SHAREHOLDERS' EQUITY
     Common Stock and Surplus........................             69,280              81,865
     Retained Earnings...............................             12,706              18,944
     Accumulated Other Comprehensive Income (Loss)...              1,517                 428
                                                            ------------        ------------
TOTAL SHAREHOLDERS' EQUITY...........................             83,503             101,237
                                                            ------------        ------------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY...............................       $    938,267        $    987,042
                                                            ============        ============

BOOK VALUE PER SHARE  ...............................       $       8.02        $       8.81 (1)

END OF PERIOD SHARES OUTSTANDING.....................         10,416,025          10,944,188 (2)

(1)     Restated for December 2002 stock dividend.
(2)     End of period shares outstanding were not restated for the effect of stock dividends.

GERMAN AMERICAN BANCORP
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

                                                                    Three Months Ended
                                                                        March 31,
                                                                2003                 2002

INTEREST INCOME
   Interest and Fees on Loans........................      $      10,888        $     12,584
   Interest on Short-term Investments................                 56                 303
   Interest on Investment Securities.................              2,505               2,574
                                                            ------------        ------------
  TOTAL INTEREST INCOME..............................             13,449              15,461
                                                            ------------        ------------

INTEREST EXPENSE
   Interest on Deposits..............................              3,764               4,966
   Interest on Borrowings............................              1,900               2,461
                                                            ------------        ------------
  TOTAL INTEREST EXPENSE.............................              5,664               7,427
                                                            ------------        ------------

   Net Interest Income...............................              7,785               8,034
   Provision for Loan Losses.........................                (36)                248
                                                            ------------        ------------
   Net Interest Income after
     Provision for Loan Losses.......................              7,821               7,786
                                                            ------------        ------------

NON-INTEREST INCOME
   Other Operating Income............................              1,973               2,060
   Net Gain on Sales of Loans and Related Assets.....                537                 381
   Net Gain on Sales of Securities...................                 23                 ---
                                                            ------------        ------------
  TOTAL NON-INTEREST INCOME..........................              2,533               2,441
                                                            ------------        ------------

NON-INTEREST EXPENSE
   Salaries and Benefits.............................              4,422               4,445
   Other Operating Expenses..........................              2,901               2,653
                                                            ------------        ------------
   TOTAL NON-INTEREST EXPENSE........................              7,323               7,098
                                                            ------------        ------------

   Income before Income Taxes........................              3,031               3,129
   Income Tax Expense................................                593                 611
                                                            ------------        ------------

NET INCOME...........................................       $      2,438        $      2,518
                                                            ============        ============

EARNINGS PER SHARE
   AND DILUTED EARNINGS PER SHARE....................       $       0.21        $       0.22 (1)
                                                            ============        ============

WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic ............................................         11,349,481          11,539,500 (1)
   Diluted ..........................................         11,392,910          11,564,169 (1)

(1)     Restated for December 2002 stock dividend.